EXHIBIT 10.2

[NAME & ADDRESS]                [DATE]

Notice of Grant for 2020 Restricted Stock Unit Award

Dear _____________:

Effective April 1, 2020, you have been granted an award of Restricted Stock Units over a target number of shares of Stock (the “Award”) in accordance with the terms and conditions of the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (the “Award Agreement”). The Award Agreement is accessible via the “Grant Agreement” document link below. Capitalized terms not defined in this Notice of Grant are defined in the Plan or the Award Agreement. This document is the Notice of Grant referred to in the Award Agreement and is a part of the Award Agreement.

Grant Date:                    April 1, 2020
Performance Threshold Measurement Periods:    _____________ ending _____________
_____________ ending _____________
_____________ ending _____________
Service Vesting Period:                _____________ ending _____________

Subject to (1) the terms and conditions of the Plan, the Award Agreement, and this Notice of Grant, (2) your satisfaction of the Service Vesting Period requirement, and (3) the Company’s achievement of the Capital and Liquidity Performance Thresholds specified below (“Performance Thresholds”) during each Performance Threshold Measurement Period (i.e., _________ - _________, _________ - _________, and _________ - _________), you may be entitled to a certain number of shares of Stock, with up to ___% of the shares of Stock at-risk of forfeiture, based on the Company’s achievement of the Performance Thresholds.

Performance Thresholds: The number of shares of Stock to be delivered under this Award will be based upon the Company’s performance relative to the following Performance Thresholds, as certified by the Committee:

(i)	Capital - Capital Action Decision Tree Status, as defined in the Capital Policy, must remain in either “Monitor Capital” or “Capital Deployment” status; and

(ii)	Liquidity - Total Primary Liquidity must remain within the limit set by the Board in its Risk Appetite Statement.

Each of the Performance Thresholds stands alone in the determination of the at-risk portion of the Award. In order to be eligible to receive shares of Stock determined in accordance with the foregoing, you must remain employed with the Company or one of its Subsidiaries through the end of the Service Vesting Period, except as otherwise provided in the Award Agreement.

By your acceptance of the Award Agreement, you acknowledge and agree that this Award is granted under and governed by the terms and conditions of the Plan, the Award Agreement, and this Notice of Grant.

PERSONAL & CONFIDENTIAL

RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE
REGIONS FINANCIAL CORPORATION
2015 LONG TERM INCENTIVE PLAN
April 1, 2020

You have been granted an award of Restricted Stock Units (the “Award”) under the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference. This document sets forth certain terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. The Plan, the Notice of Grant, which is a part of this Award Agreement, and the prospectus also describe certain provisions applicable to your Award. Copies of these documents are available through Solium Shareworks, the online equity compensation management system used by Regions. If you would like paper copies of these documents, please contact Executive Compensation at (205) 820-2355. Capitalized terms not defined in this Award Agreement are references to defined terms in the Plan or the Notice of Grant. In the event of any conflict or inconsistency among the provisions in this Award Agreement, the Notice of Grant, or the Plan, the terms and conditions of this Award Agreement will control.

The grant date of your Award, the date on which your Award vests, and the vesting conditions for your Award are set forth in the attached Notice of Grant. The number of Restricted Stock Units referenced in the Notice of Grant represent the maximum number of shares of Stock payable under this Award (“Maximum Award”). The portion of the Maximum Award that may be paid is dependent on the extent to which (1) you satisfy the Service Vesting Period requirement and (2) the Company achieves the Capital and Liquidity Performance Thresholds specified in the Notice of Grant. Except as otherwise specified herein, at the end of the Performance Threshold Measurement Periods (collectively, the “Vesting Period”), the Committee will certify the level of achievement of the Capital and Liquidity Performance Thresholds and determine the number of shares of Stock, if any, payable to you under this Award. In order to receive such shares of Stock, you must be employed by Regions or one of its Subsidiaries through the end of the Service Vesting Period (except as otherwise provided below). On such date, the number of shares of Stock payable under this Award, if any, will be issued and released to you.

During the Service Vesting Period, the Restricted Stock Units will be accounted for by the Company in a bookkeeping account. Since this Award constitutes a grant of Restricted Stock Units, there are no voting rights applicable to this Award. All ordinary cash dividends (as determined by the Committee in its sole discretion) that would have been paid upon shares of Stock underlying the Restricted Stock Units will be accumulated, deemed reinvested in shares of Stock based on the then current value of a share of Stock, and paid at the time and to the extent this Award vests (the “Dividend Equivalents”).

Upon the vesting of this Award and any Dividend Equivalents, you may elect to satisfy any federal tax withholding requirements by reducing the number of shares of Stock that would otherwise be issued to you, to the extent and in the manner allowed by the Plan.

If, during the Service Vesting Period, any of the following events occur, this Award will be treated as described below:

•
If your employment terminates due to your death, then as soon as practicable following your death, your Award will fully vest (unless prohibited by applicable laws, rules, or regulations), and shares of Stock equivalent to the Maximum Award will be issued to your estate.

•
If your employment terminates due to (a) your Disability or (b) your Retirement (on or after age 65 or on or after you attain age 55 with 10 years of continuous service) any time on or after November 30, 2020, then (i) the portion of this Award not subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds (___%) will fully vest upon your termination of employment (unless prohibited by applicable laws, rules, or regulations), and shares of Stock will be issued to you, and (ii) the portion of this Award subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds (___%) will continue to vest in accordance with its terms.

•
If the Company terminates your employment without Cause but through no fault of your own (as determined in the Company’s sole discretion), the Restricted Stock Units equivalent to the Maximum Award will be prorated for the portion of the Service Vesting Period between the grant date and the date your employment terminated, and then (i) the pro rata portion of this Award not subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds (___%) will fully vest upon your termination of employment (unless prohibited by applicable laws, rules, or regulations), and shares of Stock will be issued to you, and (ii) the pro rata portion of this Award subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds (___%) will continue to vest in accordance with its terms.

•
Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control, the portion of your Award that is subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds for any Performance Threshold Measurement Period that ends after the closing of the Change in Control will convert to time-based vesting for the duration of the applicable Performance Threshold Measurement Periods. If your employment is terminated by the Company without Cause or by you for Good Reason, in each case, within the twenty-four (24) month period following the Change in Control, this Award (i.e., the portion of this Award not subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds (___%) and the portion of this Award subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds but converted to time-based vesting in accordance with the preceding sentence (up to ___%)) will fully vest upon your termination of employment (unless prohibited by applicable laws, rules, or regulations), and shares of Stock equivalent to the Maximum Award will be issued to you.

•	If your employment terminates during the Service Vesting Period for any reason other than those listed above, your Award will be forfeited as of your termination date.

Notwithstanding anything herein to the contrary, if this Award (or any portion of this Award) is determined to be “deferred compensation” within the meaning of Section 409A of the Code (for example, if you are eligible for retirement as defined above during the Service Vesting Period) and is payable on your termination of employment, then it will be paid only upon a “separation from service,” as defined in Section 409A of the Code, and if you are a “specified employee,” as defined in Section 409A of the Code, it will not be paid until six months after your “separation from service,” all in accordance with Section 409A of the Code.

Any amounts paid or payable or shares of Stock delivered or deliverable under this Award are subject to clawback and/or forfeiture in accordance with the terms of Applicable Law and the Company’s Compensation Recoupment Policy (or any successor policy thereto), in each case, as in effect from time to time.

By signing the attached Notice of Grant, you acknowledge that you accept this Award on the terms and conditions set forth in this Award Agreement, the Notice of Grant, and the Plan, and you further acknowledge and agree as follows: (1)  this Award Agreement, the Notice of Grant, and the Plan set forth the entire agreement and understanding between you and Regions relating to the subject matter herein and supersede and replace all prior agreements and understandings with respect to such subject matter; (2) you and Regions have made no agreements, representations, or warranties relating to the subject matter of this Award Agreement that are not set forth herein; (3) no provision of this Award Agreement may be amended, modified, or waived unless such amendment, modification, or waiver is authorized by the Committee and is agreed to in writing by an authorized officer of Regions; and (4) this Award Agreement is binding upon Regions’ successors and assigns. You also acknowledge and agree that Regions, the Board, and the Committee, in their oversight and conduct of the business and affairs of Regions, may in good faith cause Regions to act or fail to act in a manner that prevents this Award from vesting; and this Award Agreement is not intended to and will not be interpreted to impose any liability upon Regions, the Board, the Committee, or any officer, agent, or associate of Regions for any forfeiture of this Award that results from any such action or omission.

I congratulate you on your Award, and thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

/s/ John M. Turner, Jr.

John M. Turner, Jr.
President and Chief Executive Officer